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Exhibit 10.5


                      FORM OF INTERIM MANAGEMENT AGREEMENT
                                    [      ]


                  THIS INTERIM MANAGEMENT AGREEMENT ("Agreement") is made as of January 12, 2001 between ELDER CARE OPERATORS OF [ ], LLC, a Delaware limited liability company ("Tenant"), BALANCED CARE AT [ ], INC., a Delaware corporation, and (collectively, with Tenant, the "Management Firm") and NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (the "Owner").

                               W I T N E S S E T H

                  WHEREAS, Tenant, as Tenant, and Owner, as Landlord, entered into that certain Master Lease and Security Agreement [ ] dated as of July 1, 2000 (the "Lease");

                  WHEREAS, pursuant to the terms of the Lease, Tenant leased from Owner the real property, improvements thereon and appurtenances thereto commonly known as Outlook Pointe at [ ], located at [ ] (the "Facility");

                  WHEREAS, Tenant leased the Facility for operation, and caused the Manager to operate the Facility, as a personal care/assisted living facility (as so utilized, an "ALF") in the manner described in the Lease;

                  WHEREAS, Tenant defaulted, and an Event of Default arose, under the Lease;

                  WHEREAS, Owner and Tenant, among others, have entered into that certain Master Termination and Release Agreement of even date herewith (the "Termination Agreement") pursuant to which, among other things, the Lease was terminated and the Facility leased thereunder by Tenant from Owner were surrendered to Owner;

                  WHEREAS, Management Firm and Owner, among others, have entered into that certain Master Transfer Operations Agreement (the "Transfer Agreement");

                  WHEREAS, Management Firm is an Affiliate (as defined below) of Balanced Care Corporation, a Delaware corporation ("BCC");


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                  WHEREAS, Management Firm holds the healthcare licenses
necessary for the lawful operation of the Facility as an ALF; and

                  WHEREAS, in order for Owner to make alternative arrangements for the operation and management of the Facility and to effect the transfer of the healthcare license required in connection therewith, Owner and Management Firm desire that Management Firm shall manage the Facility for Owner on an interim basis on the terms and conditions more particularly described in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing Recitals (which by this reference are incorporated herein), and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.       Scope of Work.

                  Owner hereby appoints Management Firm as the operator and manager of the Facility during the term of this Agreement. Subject to the obligations of Owner as provided in Section 10, the other terms and provisions of this Agreement, and the express limitations on such responsibility and authority set forth herein, the Management Firm shall have full responsibility and authority in the name and on behalf of Owner to operate and manage the Facility and hereby covenants and agrees to take all actions necessary or desirable to operate and manage the Facility and to fulfill its duties hereunder, including without limitation to: (i) operate and maintain the Facility as an ALF in accordance with prudent and customary practice and industry standards and licensed for the number of beds or units existing on the date hereof; (ii) collect all room and board revenue (provided that all resident rates and changes thereto shall be subject to Owner's prior approval), as well as other revenue, and pay prior to the imposition of any fine or penalty all debts and other obligations relating to the Facility, including fixed expenses and taxes; (iii) ensure the Facility and Management Firm comply with applicable Federal, state and local laws and regulations including all healthcare licensing laws applicable to the operation of an ALF; (iv) provide all necessary services to ensure that the Facility provides quality care to its residents; (v) recruit, hire and train personnel as needed for the operation of all departments and services of the Facility, provided that no management level personnel shall be hired without Owner's prior approval; (vi) open and maintain such bank accounts as may be necessary or desirable for the operation of


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the Facility (the "Operating Accounts"), which, together with all funds on deposit therein from time to time, at all times shall be and remain the sole property of Owner, and open and maintain an account solely in Management Firm's own name from which all payments with respect to Pass-Through Employee Liabilities (as defined below) shall be made (the "Payroll Account"); (vii) establish salary levels (provided that changing the salary payable to any employee (excluding cost of living and other ordinary course increases) shall be subject to Owner's prior approval), performance standards, personnel policies and employee benefits (subject to Owner's prior approval) for the Management Firm's employees; and (viii) to take all other actions necessary or desirable to operate and manage the Facility in accordance with prudent practice and industry standards. Owner hereby grants to Management Firm a license during the term of this Agreement for the right to occupy the Facility for purposes of performing its obligations hereunder.

                  Management Firm acknowledges that the operation and management of the Facility, and each decision made or action taken by Management Firm in connection therewith, may be reviewed and countermanded by Owner. Management Firm shall take all such action in connection with the operation and management of the Facility as Owner may request, provided that such action is lawful and within the scope of the services to be provided by Management Firm under this Agreement.

                  Prior to the date of this Agreement, Owner has reviewed and approved an operating budget for the Facility (in the form attached hereto as Exhibit A, the "Budget"). Management Firm shall perform its duties hereunder, and make expenditures in connection with the management of the Facility, only to the extent consistent with the cumulative Budget unless, prior to any inconsistent action or expenditure, it has obtained the prior approval of Owner.

                  Management Firm, at the direction of Owner, shall distribute to Owner from the Operating Accounts any Federal, state or local income or sales tax due by Owner in connection with revenue derived exclusively from the Facility. Subject to Owner's prior approval, Management Firm shall make such distributions as necessary to itself from the Operating Accounts to pay any Federal, state or local income or sales taxes due by Management Firm as a result of earnings of Owner in connection with the Facility, provided that Management Firm shall be responsible for, and shall not be entitled to any such distributions in connection with, the payment of any Federal,


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state or local income or sales taxes due by Management Firm as a result of its earnings under this Agreement.

                  In performing its duties, the Management Firm (through its in-house corporate staff or independent contractors) shall perform the following with respect to the Facility, as well as any other matters reasonably related thereto commencing upon the date of this Agreement:

                  (a)      Management Information Systems (MIS)

                  Support centralized Facility information system which provides systems management for the following areas:

                           --  Accounts Payable
                           --  Payroll
                           --  Financial Reporting
                           --  Marketing administered at the Facility
                           --  General Ledger

                  The Management Firm shall be responsible for billing and collection of accounts receivable generated in connection with the Facility.

                  (b)      Legal Counsel

                  (i) Subject to Owner's prior approval, prepare or coordinate with outside legal counsel for preparation of documents for operation of the Facility, including resident agreements, supplier/vendor contracts, service contracts, equipment leases and other ancillary contracts; (ii) prepare or coordinate licensure and other regulatory applications; (iii) subject to Owner's prior approval, coordinate all litigation involving the Facility with local counsel or the insurance companies;
                  (iv) subject to Owner's prior approval, coordinate with local counsel on local law issues affecting the Facility; and (v) provide legal counsel or coordinate with local counsel to provide counsel to the Facility's Human Resources Department.

                  Without limiting the generality of Section 2 and Section 10 below, the parties acknowledge that all outside counsel expenses under the foregoing paragraph shall be an expense allocable to the Facility.


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                  (c)      Accounting/Tax

                  (i) Provide an accountant to supervise all accounting activities; (ii) implement accounting policies and guidelines;
                  (iii) provide a cash management system; (iv) deposit in Operating Accounts established in the Facility's name all funds received from the operations of the Facility, satisfy obligations of the Facility from such Operating Accounts (provided that all Pass-Through Employee Liabilities shall be satisfied solely from the Payroll Account), not commingle funds in the Operating Accounts with any other funds and, within ten (10) days of the date of this Agreement, cause Owner to have signing authority for all matters on such Operating Accounts; (v) supervise the Facility's internal control structure; (vi) provide payroll, income and real estate tax support as follows: prepare or supervise preparation of all payroll tax returns (subject to Owner's prior approval), assist the Facility in the event of a tax audit, assist the Facility with technical issues relating to payroll, excise and other taxes, and monitor pending and final Federal, state and local tax law changes; (viii) provide operations expertise through site visits and strategies to maximize fiscal performance; and (ix) subject to Owner's prior approval, propose, develop and implement revisions to the Budget for appropriate operations, capital outlay and cash requirements. All checks or other documents for withdrawal of funds shall be signed by the appropriate officer of the Management Firm or Owner; provided that checks and other withdrawal documents for withdrawal of funds from the Payroll Account shall be signed solely by Management Firm. Deposits may be made by the appropriate officer of the Management Firm or Owner.

                  (d)      Human Resources

                  (i) Implement all personnel policies and guidelines; (ii) recruit management personnel of the Facility, including the community


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                  director of the Facility, which recruitment and the salaries related thereto shall be an expense of the Owner, provided that hiring any management level personnel shall be subject to Owner's prior approval; (iii) provide on-going training for the Facility's Human Resources Director; (iv) negotiate (subject to Owner's prior approval) and administer, to the extent applicable, all employee benefit plans including health insurance, dental insurance, life insurance, long-term disability insurance (for the community director only), and retirement/401K; (v) negotiate (subject to Owner's prior approval) and administer general and professional liability, workers' compensation, property, and vehicular insurance plans; (vi) monitor the Facility's compliance with Federal, state and local employment laws; (vii) respond to all government compliance agencies and legal proceedings as necessary; (viii) implement and monitor safety/loss control programs; (ix) recruit, employ and train personnel as needed for the operation of all departments and services of the Facility; and (x) establish salary levels, performance standards, personnel policies and employee benefits for all employees within applicable budgetary and regulatory limits, provided that changing the salary payable or employee benefits owed to any employee (excluding cost of living and other ordinary course increases) shall be subject to Owner's prior approval. All employees at the Facility, including without limitation the community director and the community marketing coordinator, shall at all times during the term of this Agreement remain the employees of the Management Firm. Notwithstanding the foregoing, all Pass-Through Employee Liabilities (as defined in the Transfer Agreement) shall be an operating expense of the Facility to be paid from the Payroll Account, which shall be funded from the Operating Accounts in accordance with the terms hereof, including without limitation
                  Section 10.


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                  (e)      Program Development

                  (i) Provide ongoing program development and management consultation; (ii) supply select program manuals for local modification and implementation; and (iii) provide program development/management training. A community director shall be engaged by the Management Firm for the Facility.

                  (f)      Quality Management

                  (i) Provide model quality management systems and implement such including risk management, resident/family satisfaction, licensing and accreditation, and program evaluation; and (ii) provide ongoing monitoring of the Facility resident outcomes.

                  (g)      Marketing/Communication

                  (i) Hire, direct and supervise marketing department staff;
                  (ii) train staff (program managers, rehabilitation liaisons, marketing representatives, etc.) in marketing skills; (iii) maintain strong sales efforts within the target area; (iv) establish an intake/admission system and continuously review the admission process; (v) maintain image building advertising strategies for the Facility; and (vi) maintain and produce Facility selected promotional literature.

                  (h)      Contracting

                  Negotiate and enter into contracts and agreements related to the Facility with third parties and parties affiliated with the Management Firm; provided that all contracts and agreements (i) with third parties shall be on market terms and no less favorable to Owner than similar contracts or agreements entered into by Affiliates of Management Firm in connection with the operation of other similar healthcare facilities, and (ii) with parties affiliated with the Management Firm shall be on terms no less favorable to Owner than terms for comparable contracts and agreements with unaffiliated parties. Notwithstanding the foregoing, without the prior approval of Owner, Management Firm


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                  shall not enter into any new contract or agreement, or amend, modify, or extend any contract or agreement existing on the date hereof, that affects the Facility, whether in the name of Manager or Owner, which contract or agreement is (x) not terminable on thirty (30) or fewer days notice without penalty or premium, (y) requires the payment of more than $5,000 in any twelve (12) month period, and (z) when aggregated with amounts due under all other contracts entered into by Management Firm during the term of this Agreement for which Owner consent was not required, requires the payment of more that $15,000 in any twelve (12) month period. As used in this Agreement, "Affiliate" shall mean with respect to any person or entity, any other person or entity which controls, is controlled by or is under common control with the first person or entity.

                  (i)      Insurance

                  Cause to be obtained and maintained in full force and effect for itself and the Facility the types, coverages and amounts of insurance set forth on Exhibit B, such other types, coverages and amounts of insurance as Owner may reasonably require and, subject to the prior approval of Owner, such other insurance as Management Firm may believe to be prudent and customary.

                  (j)      Miscellaneous

                  (1) Provide prompt notice to Owner of an occurrence at the Facility that could materially adversely affect, financially or otherwise, Owner or the Facility, including without limitation, the occurrence of any material damage or casualty to the Facility, any filed or threatened litigation concerning the Facility or activities conducted thereat and any incidents affecting the health or safety of the residents or any single resident of the Facility.

                  (2) Provide to Owner promptly after receipt thereof by Management Firm a copy of any inspection or other report or survey prepared or issued by any regulatory agency.


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                  (3) Obtain and maintain in accordance with all applicable laws and regulations all licenses, approvals and certifications required for operation of the Facility and use reasonable efforts to procure eligibility for participation in other applicable referral or payor programs. Comply with all notification and reporting requirements imposed under laws and regulations in connection with the operation of the Facility.

                  (4) Subject to the provisions of Section 1(h), at the Owner's cost and expense, purchase supplies, using procurement practices in accordance with industry standards, and purchase or lease equipment under national and regional agreements or purchase contracts of the Management Firm or its affiliated companies and provide to the Owner all benefits resulting therefrom to the extent permitted by their terms and by law. All such supplies so purchased shall become property of the Owner. Once leases are completed, equipment shall become property of the Owner.

                  (5) Subject to the provisions of Section 1(h), review and analyze the performance of ancillary services under contract and negotiate contractual arrangements therefor.

                  (6) Maintain books and records for the Facility at the Management Firm's address herein (except for the financial books and records that are maintained at BCC's corporate headquarters) for the purpose of providing services under this Agreement. The Management Firm shall make available to the Owner and any entity designated by the Owner, and their respective agents, accountants, and attorneys during normal business hours all books and records pertaining to the Facility, and the Management Firm shall promptly respond to any questions of the Owner or any such designee with respect to such books and records and shall confer with the Owner and any such designee at all reasonable times, upon request, concerning the operation of the Facility.


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                  (7) Order, supervise and conduct a program of regular
                  maintenance and repair of the Facility at the Owner's cost and expense, such that the Facility is maintained in a condition that complies with the terms of this Agreement.

                  (8) Supervise and provide for the operation of food service facilities for the Facility.

                  (9) Make periodic evaluations of the performance of all departments of the Facility and investigate and report, upon request, any inconsistency between expenditures and budget.

                  (10) Implement all policies and procedures reasonably necessary for the operation of the Facility consistent with applicable regulations.

                  (11) Foster a working relationship between Management Firm and any authorized volunteer or auxiliary groups interested in providing support to the Facility and residents of the Facility.

                  (12) Afford Owner, its agents and designees, access to the Facility and all records related thereto, at all times without prior notice.

                  (13) Subject to the prior approval of Owner, establish dates and procedures by which all accounting matters related to the operation of the Facility (including income, expenses and accounts receivable) shall be properly attributed to the periods of operation before, during, and after the term of this Agreement.

2. Additional Services. It is the intention of the parties that the Management Firm be responsible for providing all service necessary or desirable for the efficient and orderly management and operations of the Facility; provided, the cost and expense of operating the Facility is to be the responsibility of Owner and paid by Management Firm as an operating expense of the Facility. The Management Firm shall actively utilize staff specialists in its employ or that of its Affiliates in such areas as accounting, budgeting, marketing, reimbursement, dietary, housekeeping, clinical, pharmaceutical, purchasing and third party payments in the management of the


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Facility when considered desirable by the Management Firm. The expense of such personnel employed by Management Firm at the Facility (but not the expense of personnel employed by any Affiliate of Management Firm or not employed at the Facility) shall be the responsibility of Owner, and paid by Management Firm as an operating expense of the Facility. Notwithstanding anything contained in this
Section 2 or any other provision of this Agreement to the contrary, in no event shall Management Firm be required to expend its own funds with respect to the Facility, and instead all funds required for the operation and maintenance of the Facility shall be the responsibility of Owner as set forth in Section 10.

3. Financial Statements and Reports. The Management Firm shall, at its own cost and expense, prepare and provide to Owner: (a) within twenty (20) days after the end of each calendar month, monthly Facility operating reports, including without limitation census reports, profit and loss statements, accounts payable aging information, balance sheet, income statement, total patient days and occupancy; and (b) within such reasonable period as may be specified by Owner, such additional and further information concerning the Facility as Owner may reasonably request, which may include without limitation historical financial information concerning the operation of the Facility prior to the termination of the Lease. The fiscal year for the Facility shall be the calendar year. All financial statements are to be prepared in accordance with GAAP.

4. Property Interests/Confidentiality.

                  (a) The Intangible Property (as defined in the Transfer Agreement) employed by the Management Firm has been transferred to Owner pursuant to the Transfer Agreement, shall remain the property of Owner following the termination of this Agreement, and is not, at any time, to be utilized, distributed, copied or otherwise employed or acquired by Management Firm except as necessary for the performance of its obligations under this Agreement, as approved in writing by Owner or as may be required by law. Management Firm also acknowledges that, pursuant to that certain License Agreement described in the Transfer Agreement, certain trade or service names, associated marks and other intellectual property, including the name "Outlook Pointe," shall be licensed by Management Firm or Affiliates of Management Firm, as applicable, to Owner for use in the operation of the Facility in accordance with the provisions of such License Agreement.

                  (b) Management Firm understands and acknowledges that


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the Intangible Property has been transferred to Owner pursuant to the Transfer
Agreement, and is proprietary to Owner and the confidential information of Owner (collectively, the "Confidential Information"). Management Firm shall not disclose to any party any Confidential Information, without the prior written consent of Owner, except as may be required by law.

                  (c) Owner acknowledges that Affiliates of BCC own and employ methods, policies, procedures and controls and information and materials substantially similar to, respectively, the Intangible Property and Confidential Information. Nothing contained in this Agreement shall prohibit the use, distribution, transfer or sale by BCC and its Affiliates of such matters and material to any other party.

                  (d) The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

5. Term of Agreement. The term of this Agreement shall commence upon the date hereof, and, subject to the provisions of Section 6, shall continue until the earliest to occur of (a) ninety (90) days after the Effective Date (as defined in the Transfer Agreement), or (b) at Owner's option, ten (10) days after Owner has given notice to Management Firm that all licenses necessary for the operation of the Facility as an ALF have been transferred or issued to Owner or its designee. Notwithstanding the foregoing, Owner may extend the term of this Agreement for three (3) consecutive periods of thirty (30) days each by providing notice thereof to Management Firm at least fifteen (15) business days prior to the expiration of the then current term.

6. Termination.

                  (a) Notwithstanding the provisions of Section 5, Owner may terminate this Agreement upon written notice if Management Firm defaults in the performance of any material covenant, agreement, term or provision of this Agreement to be performed by it and such default continues for a period of ten
(10) days after written notice to Management Firm from Owner stating the specific default.

                  (b) Notwithstanding the provisions of Section 5, Management Firm may terminate this Agreement upon written notice if Owner defaults in the performance of any material covenant, agreement, term or provision of this Agreement to be performed by it, including without limitation the failure of Owner to comply with any of the provisions of Section 10, and such


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default continues for a period of ten (10) days after written notice to Owner from Management Firm stating the specific default.

                  (c) Upon the termination of this Agreement, whether pursuant to Section 5 or Section 6, (i) the Facility shall be surrendered to Owner in the manner required under Section 1 of the Transfer Agreement, (ii) all inventory, consumable items, and personal property of Management Firm at the Facility shall be transferred to Owner or its designee without further consideration, (iii) all contracts and agreements affecting the Facility shall, as directed by Owner, be either terminated or assigned to Owner or its designee, (iv) all books and records concerning the Facility and operation thereof (including any books and records maintained at BCC's corporate headquarters) shall be delivered to Owner or its designee at the Facility, (v) neither Management Firm nor any Affiliate thereof shall have any further right, title or interest in or to the Facility, the Premises, the operation thereof or the income derived therefrom, and (vi) pursuant to the terms of the Transfer Agreement, Owner, in its sole and absolute discretion, may, but shall be under no obligation to, hire some or all of the employees of Management Firm at the Facility, and Management Firm hereby agrees that it shall reasonably cooperate with such hiring efforts of Owner.

7.       Liability and Indemnification/Force Majuere.

                  (a) By the Management Firm. The Management Firm and BCC shall indemnify, defend, save and hold harmless the Owner, its members, shareholders, officers, directors, employees, or agents from and against all demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Owner, its members, shareholders, officers, directors, employees, or agents, in connection with, or arising out of, or resulting from (i) a breach by the Management Firm of any of its material covenants, agreements, representations or warranties in this Agreement, or (ii) the negligent or willful acts or omissions of Management Firm, its employees or agents during the term of this Agreement. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.


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                  (b) By the Owner. The Owner shall indemnify, defend, save and hold harmless the Management Firm, its shareholders, officers, directors, employees, or agents from and against all demands, claims, actions, losses, damages, deficiencies, liabilities, costs and expenses (including, without limitation, attorney's fees, interest, penalties and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against or incurred by the Management Firm, its officers, directors, employees, or agents, in connection with, or arising out of, or resulting from (i) a breach by Owner of any of its material covenants, agreements, representations or warranties in this Agreement, or (ii) the negligent or willful acts or omissions of Owner, its employees or agents during the term of this Agreement. The provisions of this Section shall survive the expiration or sooner termination of this Agreement.

                  (c) Nothing contained herein shall preclude either party from asserting any claims or suits against the other party that may arise out of the terms and provisions of this Agreement.

                  (d) Neither Management Firm nor Owner shall be deemed to be in violation of this Agreement, and its respective performance shall be excused, if it is prevented from performing any of its respective obligations hereunder for any reason beyond its control, including shortages in labor or supplies; war; acts of God; with respect to Management Firm, the failure of the Owner to advance funds required hereunder; or changes in any law of Federal, state or local government, or any agency thereof.

8. Relationship Between Parties. The relationship of the Management Firm to the Owner shall be that of independent contractor.

9. Management Fee. The Management Firm for the services rendered hereunder shall be entitled to five percent (5%) of all gross revenues of the Facility as its sole compensation for management of the Facility (the "Management Fee"). The Management Fee shall be paid monthly, and shall be based on the financial operations of the Facility as of the end of each calendar month. In the event that this Agreement is terminated as of a date other than the end of calendar month, the Management Fee for such partial month shall be prorated accordingly. To the extent that final operating reports or financial statements for the Facility produced pursuant to Section 3, or an independent audit of the financial records of the Facility performed at the request and expense of Owner


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within one (1) year of the date of the termination of this Agreement, disclose that the Management Fee actually received during the term of this Agreement were greater or less than what should have been received, Owner (in case of underpayment) shall pay upon demand the shortfall, and Management Firm (in the case of overpayment) shall repay upon demand the overage.

10. Funding of Costs and Expenses by the Owner. Notwithstanding any provision deemed to be to the contrary contained in this Agreement, Owner, and not Management Firm or any Affiliate of Management Firm, shall be responsible for all costs and expenses of any kind or nature (whether ordinary or extraordinary) with respect to the Facility and its operations, except for any such costs or expenses covered by the indemnity set forth in Section 7(a). Such costs and expenses shall include, without limitation, all operating costs and expenses, all costs and expenses for capital improvements desired by Owner and all costs and expenses associated with assuring that the Facility complies with all laws, regulations, permits and rules applicable to the Facility. The Owner shall at all times provide on a timely basis sufficient capital for the operation and maintenance of the Facility (including without limitation all sums to be expended in accordance with the Budget) and shall deposit from time to time such funds in the Operating Accounts of the Facility. Owner shall deposit any funds required under this Section 10 into the Operating Accounts within five (5) days of Management Firm's written request therefor, which request shall identify the uses of such funds; in the event of an emergency requiring the deposit of such additional funds, Management Firm shall give Owner as much advance notice as practicable under the circumstances, and Owner shall deposit the required funds as soon as practicable thereafter.

11. Other Facilities. Owner understands and acknowledges that BCC and Affiliates thereof are in the business of operating facilities such as the Facility, and that BCC and Affiliates thereof intend to continue to manage and operate such other facilities, which facilities may or may not be in competition with the Facility. Subject to Section 3.c of the Termination Agreement, nothing contained herein shall be deemed to be construed as a restriction on the Management Firm's right to so operate and manage such other existing facilities or facilities that may be opened in the future, even if such facilities are in competition with the Facility.


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12.      Notices; Authorized Representatives of Owner.

                  (a) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, Federal Express or other recognized overnight courier or sent by registered or certified U.S. mail, return receipt requested or sent by facsimile or telecopy transmission and addressed:

                  (i) If to the Management Firm, at:

                  1215 Manor Drive
                  Mechanicsburg, PA 17055
                  Facsimile: 717-796-6294
                  Attention: Legal Department

                  With a copy to Management Firm's counsel, at:

                  Kirkpatrick & Lockhart LLP
                  Henry W. Oliver Building
                  535 Smithfield Street
                  Pittsburgh, PA  15222
                  Facsimile: 412-355-6501
                  Attention: Steven J. Adelkoff, Esq.

                  (ii) If to the Owner, at:

                  c/o Nationwide Health Properties, Inc.
                  610 Newport Center Drive, Suite 1150
                  Newport Beach, CA 92660-6429
                  Facsimile: 949-759-6887
                  Attention: General Counsel

                  With a copy to Owner's counsel, at:

                  O'Melveny & Myers LLP
                  610 Newport Center Drive, Suite 1700
                  Newport Beach, CA 92660-6429
                  Facsimile: 949-823-6994
                  Attention: Steven L. Edwards, Esq.

or to such other address or facsimile number as a party may designate by notice to the other parties hereto.

                  (b) Each of the following persons, in addition to such other persons as may be designated by Owner from time to time, shall be authorized on behalf of Owner to grant any approval or consent of Owner required under this
Agreement:

                  R. Bruce Andrews                949-718-4405
                  Mark L. Desmond                 949-718-4412
                  Steven J. Insoft                617-928-3077
                  John J. Sheehan                 423-614-4191
                  Gary E. Stark                   949-718-4413
                  T. Andrew Stokes                949-718-4404

13. Compliance with Federal Records Requirements. To the extent required under applicable law, the Management Firm shall, (and if Management Firm carries out any of the duties under this Agreement through a subcontract with a related organization and such subcontract has a value or cost of $10,000 or more during any 12-month period, Management Firm shall cause such subcontract to contain a clause to the effect that the subcontractor shall), until the expiration of four
(4) years after the furnishing of services hereunder, make available upon written request by the Secretary of Health and Human Service or the Comptroller General of the United States or any of their duly authorized representatives, this Agreement and the books, documents and records of the Management Firm (or such subcontractor) that are necessary to verify the nature and extent of the costs furnished under this Agreement.

14. Successors and Assigns. This Agreement shall binding upon, and inure to the benefit of the successors and assigns of Owner and Management Firm. Upon advance notice to Management Firm, this Agreement is freely assignable and transferable by Owner, provided that no such assignment or transfer shall limit or terminate any obligation hereunder binding upon Owner. Management Firm acknowledges and agrees that this Agreement is in the nature of a personal services contract. Management Firm may not assign this Agreement (whether as collateral security or otherwise) expressly, by operation of law (including any assignment in any bankruptcy proceeding), or otherwise, without the prior written consent of the Owner, which may granted, denied or conditioned in Owner's sole and absolute discretion.

15. Non-Competition. The Management Firm acknowledges and agrees that it is bound by the provisions of Section 3.c of the Termination Agreement.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of

California without reference to the conflict or choice of law provisions thereof.

17. Severability. If any provision of this Agreement is held to be unenforceable for any reason, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible. To the fullest extent permitted by law, the parties hereto hereby waive any provision of law that renders any term or provision of this Agreement invalid or unenforceable in any respect.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single instrument.

19. Amendments. This Agreement may be modified or amended only by a written instrument executed by the parties hereto.

20. No Third Parties Benefitted. This Agreement is made and entered into for the sole benefit of Owner and Management Firm. No other persons or entities are beneficiaries of, or have any right of action under, the terms and provisions of this Agreement.

21. Consents and Approvals. Except if expressly provided that Owner may grant, deny or condition its consent or approval in its sole and absolute discretion, no approval or consent sought by Management Firm of Owner pursuant to the terms of this Agreement shall be unreasonably withheld, delayed or conditioned.

                  IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have affixed their names by their proper officers or duly authorized representatives the day and year first above written.

MANAGEMENT FIRM:                        ELDER CARE OPERATORS OF HILLIARD, LLC,
                                        a Delaware limited liability company


                                        By:/s/Robin L. Barber
                                        Name:    Robin L. Barber
                                        Title:   Vice President and Secretary

                                        BALANCED CARE AT HILLIARD, INC.,
                                        a Delaware corporation



                                        By:/s/Robin L. Barber
                                        Name:    Robin L. Barber
                                        Title:   Vice President and Secretary


OWNER:                                  NATIONWIDE HEALTH PROPERTIES, INC.,
                                        a Maryland corporation


                                        By:/s/Gary Stark
                                        Name:    Gary Stark
                                        Title:   Vice President


BCC:                                    FOR PURPOSES OF SECTION 7(a) ONLY:

                                        BALANCED CARE CORPORATION,
                                        a Delaware corporation


                                        By:/s/Robin L. Barber
                                        Name:    Robin L. Barber
                                        Title:   Senior Vice President, Legal
                                                 Counsel and Assistant
                                                 Secretary